Exhibit 99.1

FDCTech Announces the Termination of Genesis Financial Inc. Stock Purchase Agreement

Irvine, CA: August 27, 2021, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fully integrated financial technology company with a full suite of digital financial services solutions, today announced that it had terminated effective immediately the Stock Purchase Agreement (the “Agreement”), dated June 2, 2021, with the Shareholders of Genesis Financial, Inc., a Wyoming corporation (“Genesis” or “Seller”).

The Company could not complete nor qualify the Agreement as Genesis could not comply with several non-exhaustive material provisions, covenants, or conditions. Among other items, it included releasing liens, defaults settlement, payoff letters, discharges of liens, releases of guarantees, and other disclosures required by the Agreement.

Mr. Warwick Kerridge was also relieved of his position as Chairman of the Board of the Company, and that Mr. Eaglstein, the former Chairman of the Board, was appointed interim Chairman of the Board.

“While we are disappointed that the transaction could not close despite working diligently to remedy the outstanding issues, the Company’s future outlook looks promising. We will continue to pursue our fintech-driven acquisition strategy in the United States and globally to enhance the value of our shareholders,” said FDC Founder, Acting Chairman, and CEO Mitchell M. Eaglstein.

For additional information, visit our SEC filings or Company’s website for more information on the full results and management’s plan.

FDCTech, Inc.

FDCTech, formerly known as Forex Development Corporation, is a fully integrated financial technology company. FDC delivers trading platform, back-office, liquidity, dealing desk, and prime brokerage solutions to forex market participants seeking access to retail and institutional spot forex markets.

Press Release Disclaimer

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

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FDCTech, Inc.

ir@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Drive, Suite 300,

Irvine, CA, 92618